Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Bio-Bridge Science, Inc.

We hereby consent to the incorporation by reference in the foregoing Registration Statement on Form S-8 of our report dated February 28, 2005, relating to the consolidated financial statements of Bio-Bridge Science, Inc. and Subsidiaries (a development stage company) as of December 31, 2004 and for the years ended December 31, 2004, and 2003, and for the period from February 11, 2002 (inception) through December 31, 2004, which appears in Bio-Bridge Science, Inc.’s Registration Statements on Form SB-2, as amended filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.
WEINBERG & COMPANY, P.A. Certified Public Accountants

Boca Raton, Florida
December 29, 2005